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                                       June 21, 1999




Alliance All-Market Advantage
  Fund, Inc.
1345 Avenue of the Americas
New York, New York  10105

            Alliance All-Market Advantage Fund, Inc.
               Registration Statement on Form N-2,
               (File Nos. 333-77839 and 811-08702)

Dear Sirs:

    We are acting as counsel for the Alliance All-Market Advantage Fund, Inc., a Maryland corporation (the "Fund"), in connection with the proposed registration under the Securities Act of 1933 of 1,057,000 shares of the Fund's common stock, par value $.01 per share (the "Common Stock"), consisting of 845,600 primary subscription shares and 211,400 additional over-subscription shares, to be issued pursuant to the exercise of non-transferable rights (the "Rights") to purchase Common Stock to be distributed to the Fund's shareholders in accordance with the Fund's Registration Statement on Form N-2 (Securities and Exchange Commission File Nos. 333-77839 and 811-08702) relating to the shares (the "Registration Statement").

    As counsel for the Fund we have participated in the preparation of the Registration Statement and the form of subscription certificate relating to the exercise of the Rights and have examined and relied upon such corporate records of the Fund and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein. We have assumed that the Fund has no "Principal Shareholder" as defined in Article Seventh of its Articles of Incorporation and have relied upon a Certificate of the Secretary of the Fund to the effect that the Fund has no knowledge of any such Principal Shareholder.

    Based on the foregoing, we are of the opinion that:

    (i). the primary subscription shares of Common Stock to be issued upon exercise of the Rights have been duly authorized, and, upon such exercise, when the primary subscription shares have been issued and paid for as contemplated by the Registration Statement, the primary subscription shares will have been validly and legally



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          authorized and issued and will be fully paid and
          nonassessable; and

    (ii). when the Pricing Committee of the Board of Directors has authorized the issuance of the additional over-subscription shares pursuant to the authority delegated to it by the Board of Directors, the additional over-subscription shares of Common Stock to be issued upon exercise of the Rights will have been duly authorized and, upon such exercise, when the additional over-subscription shares have been issued and paid for as contemplated by the Registration Statement, the additional over-subscription shares will have been validly and legally authorized and issued and will be fully paid and nonassessable.

    As to the matters of Maryland law contained in the foregoing opinion, we have relied on the opinion of Venable, Baetjer and Howard, LLP of Baltimore, Maryland, dated June 21, 1999 pertaining to the subject matter hereof.

    We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                       Very truly yours,
						   /s/ Seward & Kissel LLP
























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